CONTACT: Mark Kochvar Chief Financial Officer 724.465.4826 800 Philadelphia Street Indiana, PA 15701 mark.kochvar@stbank.com www.stbancorp.com
FOR IMMEDIATE RELEASE

S&T Bancorp, Inc. Announces Quarterly Dividend

Indiana, Pa. - July 16, 2019 - The Board of Directors of S&T Bancorp, Inc. (S&T) (NASDAQ: STBA), the holding company for S&T Bank, with operations in five markets including Western Pennsylvania, Central Pennsylvania, Northeast Ohio, Central Ohio, and Upstate New York declared a $0.27 per share cash dividend at its regular meeting held July 15, 2019. This is an increase of 8 percent compared to a common stock dividend of $0.25 per share declared in the same period in the prior year. The annualized yield using the July 15, 2019 closing price of $37.12 is 2.9 percent. The dividend is payable August 15, 2019 to shareholders of record on August 1, 2019.

About S&T Bancorp, Inc. and S&T Bank

S&T Bancorp, Inc. is a $7.2 billion bank holding company that is headquartered in Indiana, Pennsylvania and trades on the NASDAQ Global Select Market under the symbol STBA. Its principal subsidiary, S&T Bank, was recently named by Forbes as a 2019 World's Best Bank and a 2018 Best-in-State Bank. Established in 1902, S&T Bank operates in five markets including Western Pennsylvania, Central Pennsylvania, Northeast Ohio, Central Ohio, and Upstate New York. For more information visit http://www.stbancorp.com/, http://www.stbank.com/, and follow us on Facebook, Instagram, and LinkedIn.